Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER 2014

•	Residential Real Estate Leader Reports Quarterly Revenue of $1.0 Billion

•	Core Business Transaction Volume Increases 10% Year-over-Year

•	Broad Industry Decline in Mortgage Refinancing Activity Impacted Q1

•	Realogy Strategically Reducing Run-Rate Interest Expense and Refinancing High-Cost Debt

MADISON, N.J. (May 5, 2014) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the quarter ended March 31, 2014, including the following highlights:

•	Realogy's net revenue for first quarter 2014 was $1.0 billion, a 5% increase compared to first quarter of 2013.

•
Realogy's Adjusted EBITDA[1] for first quarter 2014 was $53 million, down from $71 million in the first quarter of 2013, primarily due to an approximately $20 million reduction in earnings related to the decrease in refinancing activity at our mortgage origination joint venture and within the Company's title and settlement services segment.

•
Net loss for first quarter 2014 was $46 million, which includes $70 million of interest expense, $46 million of depreciation and amortization expense and $10 million in pre-tax charges related to the repricing of its term loan and repurchases of $44 million of senior secured notes during the quarter.

•
Realogy reduced its annualized run-rate corporate cash interest expense to approximately $215 million with the completion of its term loan repricing and other refinancing actions completed to date in 2014.

•
Realogy has reduced its outstanding senior secured notes by $398 million this year, and intends to use remaining net proceeds of its April debt offering as well as free cash flow to continue to retire high-cost debt.

"Realogy achieved homesale transaction volume growth of 10% year-over-year in the first quarter, which is at the midpoint of our prior guidance range," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "Our volume growth was driven by a 13% increase in average sales price that was partially offset by a 3% decline in transaction sides. We saw two opposing trends in the first quarter that caused an overall shift in Realogy's mix of business resulting in a higher average sale price and reduced transaction sides. Demand at the higher price points in markets served by our franchisees and company-owned brokerages was strong, while difficult credit standards and rapid home price appreciation, primarily caused by low inventory levels, constrained activity at the entry level of the housing market."
"Our Adjusted EBITDA was lower than the same period in 2013 primarily due to the broad industry decline in mortgage refinance volume and the resulting impact on our mortgage origination joint venture and our title agency, TRG," continued Smith. "This trend, which is expected to continue for much of 2014, along with a pause in the rate of growth in the housing recovery we are seeing this year, could make for challenging near-term comparisons, although current industry forecasts for 2015 are more favorable."

1 See Table 9 for definitions of these non-GAAP financial measures and Table 7 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms.

Realogy Reports Financial Results for First Quarter 2014                        2

Business Drivers
For the first quarter of 2014, combined full-year homesale transaction volume (transaction sides times average sale price) increased by 10%, as compared to first quarter of 2013. The Realogy Franchise Group (RFG), our franchise segment, and NRT, the operator of our company-owned brokerage offices, reported homesale transaction declines of 3% and 2%, respectively, in the first quarter of 2014. Average homesale price improved 12% at RFG and 14% at NRT compared to the first quarter of 2013. NRT's first quarter 2014 average homesale price of approximately $489,000 is double the national average of $240,500.
At Cartus, initiations for first quarter 2014 increased 5% and referrals increased 5% compared to first quarter 2013. At TRG, first quarter 2014 purchase unit volume decreased 3% year over year, which was consistent with NRT homesale transaction declines. Average fee per transaction improved 30% due to the shift in mix to home purchase transactions from refinancing transactions. TRG's refinance title and closing units decreased 71% in first quarter 2014 compared to 2013, which was expected given lower refinancing trends.
"The seasonality of residential real estate is always most apparent in the first quarter results, which are not indicative of full-year results," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "Historically, the first quarter EBITDA of every year has been the smallest contributor of the four quarters. This is the case largely because the fixed costs of the business are generally spread evenly throughout the year, while the first quarter normally has the lowest transaction volume."
"Looking ahead, for the second quarter of 2014 we expect to see our homesale transaction volume in the range of -2% to +2% year-over-year," continued Hull. "Based on our closed sales activity in April, along with contracts opened in March and April, we expect homesale sides to be down -5% to -7% year-over-year for RFG and NRT combined, and average sale price to increase +5% to +7% on a combined basis. At this point, RFG and NRT expectations for Q2 are different -- RFG transaction volume is expected to come in at or above the high end of volume guidance of -2% to +2%, while NRT transaction volume is currently expected to come in at or below the low end of the range."
"As we have moved into our spring selling season, thus far the level of open activity we expected has not materialized, particularly as it relates to homesale transaction sides," continued Hull. "Having said that, we expect our aggregate number of homesale transaction sides to increase sequentially from 260,000 in the first quarter of 2014 to between 367,600 to 375,500 in the second quarter."
Balance Sheet Information as of March 31, 2014
The Company ended the quarter with a cash and cash equivalents balance of $119 million and $145 million in outstanding borrowings under its revolving credit facility under its senior secured credit agreement. Total long-term corporate debt, including the short term portion, net of cash and cash equivalents totaled $3.9 billion at March 31, 2014.
In the first quarter, the Company completed the repricing of its term loan and repurchased $44 million of senior secured notes. In April, the Company issued $450 million of 4.50% unsecured notes and used a portion of the net proceeds to repurchase $354 million of senior secured notes for aggregate consideration of $387 million, before accrued interest. To date in 2014, the Company has reduced its senior secured notes balance by $398 million.
"We continue to opportunistically improve our capital structure," said Hull. "We intend to continue to pay down high-cost debt and reduce interest costs and we are focused on reducing our overall leverage."
A condensed consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, May 5, at 8:30 a.m. (EDT), Realogy will hold a conference call via webcast to review its first quarter 2014 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony

Realogy Reports Financial Results for First Quarter 2014                        3

E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from May 6 through May 19, 2014.

About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 247,000 independent sales associates doing business in 104 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require classification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2014 and Annual

Realogy Reports Financial Results for First Quarter 2014                        4

Report on Form 10-K for the year ended December 31, 2013, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for First Quarter 2014                        5

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues
Gross commission income	$738	$676
Service revenue	165	183
Franchise fees	63	57
Other	41	41
Net revenues	1,007	957
Expenses
Commission and other agent-related costs	500	454
Operating	336	327
Marketing	51	50
General and administrative	70	67
Former parent legacy costs, net	1	1
Depreciation and amortization	46	42
Interest expense, net	70	89
Loss on the early extinguishment of debt	10	3
Total expenses	1,084	1,033
Loss before income taxes, equity in earnings and noncontrolling interests	(77)	(76)
Income tax (benefit) expense	(34)	7
Equity in (earnings) losses of unconsolidated entities	3	(9)
Net loss	(46)	(74)
Less: Net income attributable to noncontrolling interests	—	(1)
Net loss attributable to Realogy Holdings	$(46)	$(75)

Loss per share attributable to Realogy Holdings:
Basic loss per share:	$(0.32)	$(0.52)
Diluted loss per share:	$(0.32)	$(0.52)
Weighted average common and common equivalent shares outstanding:
Basic:	145.8	145.1
Diluted:	145.8	145.1

Realogy Reports Financial Results for First Quarter 2014                        6

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$119	$236
Trade receivables (net of allowance for doubtful accounts of $32 and $37)	131	121
Relocation receivables	277	270
Deferred income taxes	186	186
Other current assets	105	104
Total current assets	818	917
Property and equipment, net	199	205
Goodwill	3,359	3,335
Trademarks	736	732
Franchise agreements, net	1,545	1,562
Other intangibles, net	362	365
Other non-current assets	208	210
Total assets	$7,227	$7,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$138	$123
Securitization obligations	194	252
Due to former parent	63	63
Revolving credit facilities and current portion of long-term debt	164	19
Accrued expenses and other current liabilities	363	454
Total current liabilities	922	911
Long-term debt	3,839	3,886
Deferred income taxes	299	337
Other non-current liabilities	192	179
Total liabilities	5,252	5,313
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at March 31, 2014 and December 31, 2013.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,161,257 shares outstanding at March 31, 2014 and 146,125,337 shares outstanding at December 31, 2013.	1	1
Additional paid-in capital	5,644	5,635
Accumulated deficit	(3,653)	(3,607)
Accumulated other comprehensive loss	(19)	(19)
Total stockholders' equity	1,973	2,010
Noncontrolling interests	2	3
Total equity	1,975	2,013
Total liabilities and equity	$7,227	$7,326

Realogy Reports Financial Results for First Quarter 2014                        7

Table 3

REALOGY HOLDINGS CORP.
2014 vs. 2013 KEY DRIVERS

	For Three Months Ended March 31,
	2014	2013	% Change
Real Estate Franchise Services (a)
Closed homesale sides	203,972	209,779	(3%)
Average homesale price	$236,711	$210,919	12%
Average homesale broker commission rate	2.53%	2.56%	(3) bps
Net effective royalty rate	4.49%	4.57%	(8) bps
Royalty per side	$282	$258	9%
Company Owned Real Estate Brokerage Services
Closed homesale sides	56,685	58,060	(2%)
Average homesale price	$489,053	$427,812	14%
Average homesale broker commission rate	2.50%	2.52%	(2) bps
Gross commission income per side	$13,041	$11,630	12%
Relocation Services
Initiations	37,898	35,951	5%
Referrals	16,496	15,677	5%
Title and Settlement Services
Purchase title and closing units	20,775	21,506	(3%)
Refinance title and closing units	7,199	24,500	(71%)
Average fee per closing unit	$1,715	$1,322	30%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for First Quarter 2014                        8

Table 4

REALOGY HOLDINGS CORP.
2013 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Real Estate Franchise Services (a)
Closed homesale sides	209,779	302,420	315,432	255,793	1,083,424
Average homesale price	$210,919	$236,590	$240,408	$237,776	$233,011
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.57%	4.51%	4.46%	4.44%	4.49%
Royalty per side	$258	$281	$281	$278	$276
Company Owned Real Estate Brokerage Services
Closed homesale sides	58,060	92,878	93,083	72,619	316,640
Average homesale price	$427,812	$478,280	$475,823	$490,666	$471,144
Average homesale broker commission rate	2.52%	2.49%	2.49%	2.49%	2.50%
Gross commission income per side	$11,630	$12,598	$12,527	$12,856	$12,459
Relocation Services
Initiations	35,951	51,311	42,788	35,655	165,705
Referrals	15,677	26,258	28,406	21,032	91,373
Title and Settlement Services
Purchase title and closing units	21,506	34,157	33,540	26,369	115,572
Refinance title and closing units	24,500	23,123	17,625	10,948	76,196
Average price per closing unit	$1,322	$1,490	$1,579	$1,649	$1,504
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for First Quarter 2014                        9

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2014 FINANCIAL DATA
(In millions)

For the Three Months Ended
March 31, 2014
Net revenues (a)
Real Estate Franchise Services	$144
Company Owned Real Estate Brokerage Services	750
Relocation Services	86
Title and Settlement Services	81
Corporate and Other	(54)
Total Company	$1,007

EBITDA (b)
Real Estate Franchise Services	$79
Company Owned Real Estate Brokerage Services	(20)
Relocation Services	7
Title and Settlement Services	(5)
Corporate and Other	(25)
Total Company	$36
Less:
Depreciation and amortization	46
Interest expense, net	70
Income tax benefit	(34)
Net loss attributable to Realogy Holdings	$(46)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $54 million for the three months ended March 31, 2014. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2014. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2014 includes $10 million related to the loss on early extinguishment of debt, $1 million related to the Phantom Value Plan and $1 million of former parent legacy costs.

Realogy Reports Financial Results for First Quarter 2014                        10

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Net revenues (a)
Real Estate Franchise Services	$135	$193	$193	$169	$690
Company Owned Real Estate Brokerage Services	686	1,182	1,178	944	3,990
Relocation Services	87	108	127	97	419
Title and Settlement Services	100	130	134	103	467
Corporate and Other	(51)	(80)	(79)	(67)	(277)
Total Company	$957	$1,533	$1,553	$1,246	$5,289

EBITDA (b) (c)
Real Estate Franchise Services	$72	$133	$133	$110	$448
Company Owned Real Estate Brokerage Services	(8)	102	91	21	206
Relocation Services	10	27	45	22	104
Title and Settlement Services	4	20	17	9	50
Corporate and Other	(15)	(78)	(50)	(12)	(155)
Total Company	$63	$204	$236	$150	$653
Less:
Depreciation and amortization	42	44	44	46	176
Interest expense, net	89	67	74	51	281
Income tax expense (benefit)	7	9	9	(267)	(242)
Net income (loss) attributable to Realogy	$(75)	$84	$109	$320	$438
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million, $79 million and $67 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million, $14 million and $9 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.
The three months ended December 31, 2013 includes $2 million related to the Phantom Value Plan and a net benefit of $4 million of former parent legacy items.

Realogy Reports Financial Results for First Quarter 2014                        11

Table 6a
REALOGY HOLDINGS CORP.
2014 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income (loss) attributable to Realogy Group to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2014 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2013	March 31, 2013	December 31, 2013	March 31, 2014	March 31, 2014
Net income (loss) attributable to Realogy Group (a)	$438	$(75)	$513	$(46)	$467
Income tax (benefit) expense	(242)	7	(249)	(34)	(283)
Income (loss) before income taxes	196	(68)	264	(80)	184
Interest expense, net	281	89	192	70	262
Depreciation and amortization	176	42	134	46	180
EBITDA (b)	653	63	590	36	626
Covenant calculation adjustments:
Restructuring costs and former parent legacy benefit, net (c)					—
Loss on the early extinguishment of debt					76
Pro forma effect of business optimization initiatives (d)					12
Non-cash charges (e)					44
Pro forma effect of acquisitions and new franchisees (f)					17
Fees for secondary equity offerings					2
Incremental securitization interest costs (g)					4
Adjusted EBITDA					$781
Total senior secured net debt (h)					$2,590
Senior secured leverage ratio					3.32	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) income of $84 million for the second quarter of 2013, (ii) income of $109 million for the third quarter of 2013, (iii) income of $320 million for the fourth quarter of 2013 and (iv) a loss of $46 million for the first quarter of 2014.

(b)
EBITDA consists of: (i) $204 million for the second quarter of 2013, (ii) $236 million for the third quarter of 2013, (iii) $150 million for the fourth quarter of 2013 and (iv) $36 million for the first quarter of 2014.

(c)	Consists of $4 million of restructuring costs offset by a net benefit of $4 million of former parent legacy items.

(d)
Represents the twelve-month pro forma effect of business optimization initiatives including $7 million related to business cost cutting initiatives, $2 million related to our Relocation Services integration costs, $2 million related to vendor renegotiations and $1 million of other items.

(e)
Represents the elimination of non-cash expenses, including $67 million of stock-based compensation expense and $3 million of other items less $26 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2013 through March 31, 2014.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2013.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2014.

(h)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,639 million plus $18 million of capital lease obligations less $67 million of readily available cash as of March 31, 2014. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes and the 4.50% Senior Notes.

Realogy Reports Financial Results for First Quarter 2014                        12

Table 6b
REALOGY HOLDINGS CORP.
2013 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2013 is set forth in the following table:

For the Year Ended December 31, 2013
Net income attributable to Realogy Holdings	$438
Income tax benefit	(242)
Income before income taxes	196
Interest expense, net	281
Depreciation and amortization	176
EBITDA	653
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	—
Loss on the early extinguishment of debt	68
Pro forma cost savings for 2013 restructuring initiatives (b)	1
Pro forma effect of business optimization initiatives (c)	16
Non-cash charges (d)	39
Non-recurring fair value adjustments for purchase accounting (e)	1
Pro forma effect of acquisitions and new franchisees (f)	11
Fees for secondary equity offerings	2
Incremental securitization interest costs (g)	5
Adjusted EBITDA	$796
Total senior secured net debt (h)	$2,346
Senior secured leverage ratio	2.95x
_______________

(a)	Consists of $4 million of restructuring costs offset by a benefit of $4 million of former parent legacy items.

(b)	Represents incremental costs incurred for the corporate headquarters that are not expected to recur in subsequent periods.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $9 million related to business cost cutting initiatives, $2 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, and $2 million of other items.

(d)
Represents the elimination of non-cash expenses, including $61 million of stock-based compensation expense and $1 million of other items less $23 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2013 through December 31, 2013.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2013.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2013.

(h)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,498 million plus $19 million of capital lease obligations less $171 million of readily available cash as of December 31, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes.

Realogy Reports Financial Results for First Quarter 2014                        13

Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED MARCH 31
(In millions)
Set forth in the table below is a reconciliation of net loss attributable to Realogy Group to Adjusted EBITDA for the three-month periods ended March 31, 2014 and 2013:

	Three Months Ended
	March 31, 2014	March 31, 2013
Net loss attributable to Realogy	$(46)	$(75)
Income tax (benefit) expense	(34)	7
Loss before income taxes	(80)	(68)
Interest expense, net	70	89
Depreciation and amortization	46	42
EBITDA	36	63
Former parent legacy costs, net	1	1
Loss on the early extinguishment of debt	10	3
Non-cash charges	2	(2)
Pro forma effect of business optimization initiatives	2	4
Pro forma effect of acquisitions and new franchisees	1	1
Incremental securitization interest costs	1	1
Adjusted EBITDA	53	71

Realogy Reports Financial Results for First Quarter 2014                        14

Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net loss attributable to Realogy Holdings to free cash flow is set forth in the following table:

	For the three months ended
	March 31, 2014
	($ in millions)	($ per share)
Net loss attributable to Realogy Holdings / Basic loss per share	$(46)	$(0.32)
Income tax benefit, net of payments	(36)	(0.25)
Interest expense, net	70	0.48
Cash interest payments	(88)	(0.60)
Depreciation and amortization	46	0.32
Capital expenditures	(13)	(0.09)
Restructuring costs and legacy, net of payments	(1)	(0.01)
Loss on the early extinguishment of debt	10	0.07
Working capital adjustments	(58)	(0.40)
Relocation assets, net of securitization	(65)	(0.44)
Free Cash Flow / Cash Loss Per Share	$(181)	$(1.24)

Basic weighted average number of common shares outstanding (in millions)		145.8

Realogy Reports Financial Results for First Quarter 2014                        15

Table 9

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, fees for the secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax (benefit) expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.